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                                                                  EXHIBIT (23)






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Thorn Apple Valley, Inc. and Subsidiaries on Form S-8 of our report dated August 26, 1996, except as to the information presented as a subsequent event in Note 6, for which the date is September 12, 1996, on our audits of the consolidated financial statements and the financial statement schedule of Thorn Apple Valley, Inc. and Subsidiaries as of May 31, 1996 and May 26, 1995, and for each of the three years in the period ended May 31, 1996, which report is included in this Annual Report on Form 10-K.



Coopers & Lybrand L.L.P.

Detroit, Michigan
September 12, 1996